EXHIBIT 99.1
[LOGO]

FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026 E-mail: ir@dssiinc.com

                     DATA SYSTEMS & SOFTWARE INC. ANNOUNCES
        RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

Mahwah, New Jersey - August 12, 2005 -- Data Systems & Software Inc. (OTCBB:
DSSI) today announced results for the quarter and six months ended June 30, 2005.

      Sales in the first six months of 2005 increased by $1.1 million, from $14.6 million in the first six months of 2004 to $15.7 million in the first six months of 2005. This increase was due to increased sales in both segments, particularly in the first quarter of this year. Sales in the second quarter of 2005 decreased in comparison to those in the second quarter of 2004. The decrease in sales was due to a $0.5 million decrease in computer hardware sales, partially offset by a $0.3 million increase in software consulting and development sales.

         Gross profit in the first six months of 2005 increased by $0.2 million compared to the first six months of 2004, due to increased gross profit in both segments in the first quarter of this year. Gross profit in the second quarter of 2005 decreased by $0.1 million in comparison to the second quarter of 2004, due a decrease in gross profit in the Company's computer hardware segment.

         Selling, marketing, general and administrative expenses in the first six months and second quarter of 2005 increased by $0.3 million and $0.2 million, respectively, as compared to the same periods in 2004. The increase was due to increased compensation expenses and professional fees. Although the Company expects this increased level of expense to continue in the third quarter, they are expected to decrease significantly in the fourth quarter of this year with the closing of the transaction for the sale of dsIT's outsourcing consulting business.

         The Company's share of Comverge's net loss of $6.1 million for the first six months and $3.0 million for the second quarter of 2005 was $0.4 million and $0.2 million, respectively. As the carrying value of the Company's investment in Comverge's common stock and preferred stock has been reduced to zero, the Company will no longer be recording equity losses in Comverge.

         On July 27, 2005, the Company and the other shareholders of dsIT entered into a definitive agreement for the sale of dsIT's outsourcing consulting business to Taldor Computer Systems (1986) Ltd. (TASE: TALD) for approximately $6 million in cash. The price is subject to adjustment under the terms set forth in the agreement. The Company's net share of the purchase price is expected to be approximately $3.5 million. The closing of the transaction is subject to consents and approvals, including approval of various Israeli government authorities, dsIT's banks and certain other parties.

         Mr. George Morgenstern, President and CEO of DSSI commented: "The results in the second quarter suffered from the volatile nature of the computer hardware market and a decrease in consulting sales, due in part to dsIT being in flux as a result of the pending sale of this business. We are close to completing the sale of dsIT's consulting outsourcing business. We believe our increased focus on dsIT's project and solution business, which the company will be retaining, will allow us to better leverage our expertise and reputation in developing and marketing solutions in the defense, homeland security and commercial areas."

         Data Systems & Software Inc. (OTCBB: DSSI) is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. In addition, its Comverge Inc. equity affiliate provides energy intelligence solutions to utilities. Additional information about DSSI is available at www.dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. The ability of the Company to maintain profitable operations in its consolidated operating segments is subject to risks and uncertainties related to conditions in the market for computer hardware and the projects and solutions markets. The closing of the sale of dsIT's outsourcing consulting business is subject to the receipt of all necessary corporate and other approvals. The actual consideration to be paid for the dsIT shares, and the amount that the Company may receive in connection with the transaction, is subject to adjustment. There is no assurance that the transaction will be consummated on the terms previously announced or at all. The Company's ability to leverage its experience and reputation in the projects and solutions markets is subject to many risks and uncertainties, and there is no assurance that the Company will be able to do so. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.


                                  Tables Follow

                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                      (in thousands, except per share data)


                                                                                      As of      As of
                                                                                    December    June 30,
                                      ASSETS                                        31, 2004     2005
                                                                                   --------    --------
Current assets:                                                                               (unaudited)
     Cash and cash equivalents                                                     $    685    $    265
     Short-term bank deposits                                                            72          --
     Restricted cash                                                                    354         352
     Accounts receivable, net                                                         6,069       6,021
     Unbilled work-in-process                                                           533         588
     Inventory                                                                           61          63
     Other current assets                                                               540         610
                                                                                   --------    --------
         Total current assets                                                         8,314       7,899
Property and equipment, net                                                             649         598
Other assets                                                                            737         730
Funds in respect of employee termination benefits                                     2,836       2,748
Goodwill                                                                              4,408       4,151
Other intangible assets, net                                                             81          61
                                                                                   --------    --------
         Total assets                                                              $ 17,025    $ 16,187
                                                                                   ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term bank credit                                                        $    729    $    858
     Current maturities of long-term debt                                               466         401
     Note payable - related party                                                        --         100
     Trade accounts payable - related party                                           2,283       2,147
     Accrued payroll, payroll taxes and social benefits                               1,735       1,715
     Other current liabilities                                                        2,227       2,326
                                                                                   --------    --------
         Total current liabilities                                                    7,440       7,547
                                                                                   --------    --------
Long-term liabilities:
     Investment in Comverge, net                                                      1,444       1,824
     Long-term debt                                                                     201         166
     Liability for employee termination benefits                                      4,279       4,270
     Other liabilities                                                                   65          21
                                                                                   --------    --------
            Total long-term liabilities                                               5,989       6,281
                                                                                   --------    --------
Minority interests                                                                    1,471       1,437
                                                                                   --------    --------
Shareholders' equity:
     Common stock - $0.01 par value per share:
      Authorized - 20,000,000 shares; Issued - 8,937,395 shares at                       88
            December 31, 2004 and June 30, 2005                                          88
     Additional paid-in capital                                                      39,733      39,733
     Warrants                                                                           461         461
     Deferred compensation                                                              (59)        (47)
     Accumulated deficit                                                            (34,290)    (35,303)
      Treasury stock, at cost -820,704 shares at December 31, 2004 and June 30,      (3,791)
         2005                                                                        (3,791)
     Accumulated other comprehensive loss                                               (17)       (219)
                                                                                   --------    --------
         Total shareholders' equity                                                   2,125         922
                                                                                   --------    --------
         Total liabilities and shareholders' equity                                $ 17,025    $ 16,187
                                                                                   ========    ========

                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                        Six months ended              Three months ended
                                                              June 30,                     June 30,
                                                   ---------------------------     ------------------------
                                                       2004           2005             2004        2005
                                                   -------------  ------------     -----------   ----------
Sales:
Products                                             $8,156          $9,053          $  4,123    $  3,925
Services                                              4,927           4,947             2,467       2,359
Projects                                              1,472           1,657               710         814
                                                   --------        --------          --------    --------
           Total sales                               14,555          15,657             7,300       7,098
                                                   --------        --------          --------    --------
Cost of sales:
Products                                              6,914           7,422             3,549       3,237
Services                                              3,379           3,855             1,684       1,871
Projects                                              1,186           1,143               541         603
                                                   --------        --------          --------    --------
           Total cost of sales                       11,479          12,420             5,774       5,711
                                                   --------        --------          --------    --------
Gross profit                                          3,076           3,237             1,526       1,387
Operating expenses:
   Research and development expenses                     --              26                --          17
   Selling, marketing, general and administrative     3,328           3,614             1,498       1,722
                                                   --------        --------          --------    --------
           Total operating expenses                   3,328           3,640             1,498       1,739
                                                   --------        --------          --------    --------
Operating income (loss)                                (252)           (403)               28        (352)
Interest income                                          77               4                75           2
Interest expense                                        (86)           ( 98)              (29)        (43)
Other income, net                                       237              60               136          55
                                                   --------        --------          --------    --------
Income (loss) before taxes on income                    (24)           (437)              210        (338)
Taxes on income                                         (20)            137               (13)         40
                                                   --------        --------          --------    --------
Income (loss) from operations of the Company and its     (4)           (574)               223       (378)
   consolidated subsidiaries
Share of losses in Comverge                            (684)           (380)              (331)      (179)
Minority interests                                      (48)            (59)               (33)       (17)
                                                   --------        --------          --------    --------
       Net  loss from continuing operations            (736)         (1,013)             (141)       (574)
Net income from discontinued operations,                                                  348          --
   net of tax                                                                             348          --
                                                   --------        --------          --------    --------
       Net income (loss)                               (388)         (1,013)              207        (574)
                                                   --------        --------          --------    --------
Other comprehensive income (loss), net of tax:
Differences from translation of financial
   statements of subsidiaries                          (170)           (202)               26        (161)
                                                   --------        --------          --------    --------
       Comprehensive income (loss)                    $(558)          1,215)         $    233    $   (735)
                                                   ========        ========          ========    ========

Basic and diluted net income (loss) per share:
  Loss per share from continuing operations          $(0 09)         $(0 12)         $  (0 01)   $  (0 07)
  Discontinued operations                               0 04             --              0 04          --
                                                   --------        --------          --------    --------
  Basic and diluted net income (loss) per share      $(0 05)          (0 12)         $   0 03    $  (0 07)
                                                   ========        ========          ========    ========
Weighted average number of shares outstanding:
  Basic and diluted                                   7,918           8,117             7,922       8,117
                                                   ========        ========          ========    ========
